Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES G PREFERRED STOCK OF

OMEGA COMMERCIAL FINANCE CORPORATION

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of Omega Commercial Finance Corporation, a Wyoming Corporation (the “Company”), and by the Wyoming Business Corporation Act, the Board of Directors of the Company (the “Board”) on January __, 2014 adopted by resolution the following terms, conditions and designations of the Series G Preferred Stock. Such preferred stock shall contain the following terms, powers, preferences and rights:

1.

Name; Number of Shares; Designation. A total of one million (1,000,000)  shares of preferred stock, par value $1.00 per share, of the Company are hereby designated as Series G Preferred Stock (the “Series G Preferred”).

2.

Rank. Except as otherwise set forth herein, the holders of the shares of the Series G Preferred (each, a “Holder” and collectively the “Holders”) shall have the same rights and privileges as the holders of the common stock of the Company (the “Common Stock”).

3.

Dividends. The Holders of shares of the Series G Preferred shall not be entitled to dividends, unless and until declared by the Board, in its sole discretion.

4.

Conversion.

(a) Optional Conversion by Holder.  At any time after one year from the issuance to the Holder of shares of Series G Preferred (the “Conversion Date”), the Holder shall have the right (upon providing written notice to the Company), but not the obligation, to convert all or any portion the shares of Series G Preferred into fully paid and nonassessable shares of the Company’s Common Stock at the Conversion Price (defined below).

(b) Conversion Price.  Subject to adjustment as described below, each share of the Series G Preferred shall be convertible into 25 shares of Common Stock at a conversion price per share of Series G Preferred (the “Conversion Price”) equal to $1.00 per share of Series G Preferred.  The shares of Common Stock to be issued upon conversion are herein referred to as the “Conversion Shares”.

(c) Mechanics of Conversion.

(i)   Holder’s Delivery Requirements. To convert Series G Preferred into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., EST, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Series G Preferred Stock subject to such conversion in the form attached hereto as Exhibit “A” (the “Conversion Notice”) to the Company, (B) surrender to the Company the original certificates representing the Series G Preferred Stock being converted (the “Preferred Stock Certificates”), and (C) deliver to the Company the Conversion Price for each such share being converted.

(ii) Company’s Response. Upon receipt by the Company of the Conversion Notice, the Preferred Stock Certificates and the Conversion Price, the Company shall on or before the tenth (10th) business day following the date of receipt by the Company of such Conversion Notice issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Series G Preferred represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Series G Preferred being converted, then the Company shall, as soon as practicable and in no event later than fifteen (15) business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Series G Preferred not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series G Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(d) Adjustment Provisions. The Conversion Price and the number and kind of shares or other securities to be issued upon conversion determined herein shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i) Reclassification, etc.  If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(ii) Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

5.

Reservation of Shares. During the period the conversion right exists, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of the Series G Preferred.  The Company represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.

6. Voting Rights.  Except as otherwise expressly provided by this Certificate or by applicable law, the Holders of Series G Preferred shall have no voting rights with respect to the other outstanding shares of capital stock of the Company, but shall have the right to vote as a separate class with respect to the Series G Preferred only.

7. Restrictions on Shares.  The Series G Preferred has been issued by the Company pursuant to the exemption from registration under the Securities Act of 1933 (the “Act”).  The shares of Common Stock issuable upon conversion of the Series G Preferred may not be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Company shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to the Company) to the effect that such sale or transfer is exempt from the registration requirements of the Act.  Each certificate for shares of Common Stock issuable upon conversion of the Series G Preferred that have not been so registered and that has not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chairman and Chief Executive Officer as of the date below

Date: January __, 2014.

Omega Commercial Finance Corporation:

By:/s/ Jon S. Cummings, IV

Jon S. Cummings, IV

Title:  President, CEO and Director

EXHIBIT A

OMEGA COMMERCIAL FINANCE CORPORATION

 CONVERSION NOTICE

Fax: _________________

Omega Commercial Finance Corporation

1000 5th street Suite 200

Miami Beach , Florida  33139

Reference is made to the Certificate of Designations, Preferences and Rights of Series G Preferred Stock of Omega Commercial Finance Corporation (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series G Preferred Stock (the “Preferred Shares”), of Omega Commercial Finance Corporation the “Company”), indicated below into shares of Common Stock (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:______________________________________________________

Number of Preferred Shares to be converted:___________________________________

Stock certificate no(s). of Preferred Shares to be converted:________________________

Tax ID Number (If applicable): ______________________________________________

Please confirm the following information:

Conversion Price:________________________________________________________

Number of shares of Common Stock to be issued:________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

_______________________________________

________________________________________

Address: ________________________________________

Telephone Number: ________________________________

Facsimile Number:_________________________________

Authorization:____________________________________

By:____________________________

Title:___________________________

Dated:__________________________

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